Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT THE CONTENTS OF THIS DOCUMENT OR THE ACTION YOU SHOULD TAKE, YOU SHOULD CONTACT YOUR STOCKBROKER, SOLICITOR, ACCOUNTANT, BANK MANAGER OR OTHER PROFESSIONAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED) IF YOU ARE RESIDENT IN THE UNITED KINGDOM OR, IF NOT, ANOTHER APPROPRIATELY AUTHORISED INDEPENDENT FINANCIAL ADVISER IN THE RELEVANT JURISDICTION.

THE RELEASE, PUBLICATION OR DISTRIBUTION OF THIS DOCUMENT IN, INTO OR FROM JURISDICTIONS OTHER THAN THE UNITED KINGDOM AND THE AVAILABILITY OF THE OFFER TO SHAREHOLDERS WHO ARE NOT RESIDENT IN THE UNITED KINGDOM MAY BE RESTRICTED BY THE LAWS OF THOSE JURISDICTIONS. ACCORDINGLY, THOSE PERSONS INTO WHOSE POSSESSION THIS DOCUMENT COMES SHOULD INFORM THEMSELVES ABOUT, AND OBSERVE, SUCH RESTRICTIONS. ANY FAILURE TO COMPLY WITH THE RESTRICTIONS MAY CONSTITUTE A VIOLATION OF THE SECURITIES LAWS OF ANY SUCH JURISDICTION. THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR ISSUE, NOR THE SOLICITATION OF AN OFFER TO BUY OR SUBSCRIBE FOR, SHARES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

YOUR ATTENTION IS DRAWN TO THE IMPORTANT INFORMATION SET OUT IN PART VI OF THIS DOCUMENT.

RECOMMENDED OFFER

by

CTRIP.COM INTERNATIONAL, LTD.

TO ACQUIRE SHARES IN THE SHARE CAPITAL OF

SKYSCANNER HOLDINGS LIMITED

(incorporated in England and Wales with registered number 07777261)

This offer by Ctrip is to acquire Shares in Skyscanner Holdings Limited in exchange for, in the case of UK Holders, cash and Loan Notes and, in the case of Non-UK Holders, cash only. The Loan Notes proposed to be issued to UK Holders by Ctrip pursuant to the offer will be personal to the Holder and will not be transferable except by descent or by operation of law.

THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT IN PARAGRAPH 5 OF PART III OF THIS OFFER DOCUMENT AND IN THE ACCOMPANYING FORM OF ACCEPTANCE.

TO ACCEPT THE OFFER, THE FORM OF ACCEPTANCE MUST BE COMPLETED, EXECUTED AND SUBMITTED ELECTRONICALLY AS SOON AS POSSIBLE IN ACCORDANCE WITH THE INSTRUCTIONS THEREON. HOLDERS ARE URGED TO SUBMIT THEIR COMPLETED AND VALIDLY EXECUTED FORMS OF ACCEPTANCE BY NO LATER THAN 5 PM ON 4 DECEMBER 2016.

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are located.  Shareholders who are resident outside the United Kingdom should review the important information set out in Part VI of this document.  This document does not constitute an offer or solicitation to any person in any jurisdiction in which such an offer or solicitation would be unlawful. Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

All references to time in this document are to London time (i.e. GMT) unless otherwise stated.

Capitalised terms used in this document shall have the meaning given to them in Part IX.

The statements contained in this document are not to be construed as legal, business, financial or tax advice. If you are in any doubt about the content of this document, you should consult your own professional independent legal, financial or tax adviser for legal, business, financial or tax advice.

The statements contained in this document are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set out in this document since such date. No dealer, salesperson or other person is authorised to give any information or to make any representations with respect to the Offer other than such information or representations contained in this document and, if given or made, such information or representations must not be relied upon as having been authorised by Ctrip.

PART I

LETTER FROM THE CHIEF EXECUTIVE OFFICER

OF SKYSCANNER HOLDINGS LIMITED

(Registered in England and Wales with company number 07777261)

Directors:	Registered Office:
Gareth Williams	Suite 7-001
Barry Smith	1 Fore Street
Julian Pancholi	London
Calum Paterson	EC2Y 5EJ
Sir Michael Moritz
Mark Logan

24 November 2016

Dear Holder

Proposed Acquisition of Skyscanner Holdings Limited

1.                                      Introduction

On 23 November 2016, the boards of directors of Skyscanner and of Ctrip announced that they had reached agreement on the terms of the proposed acquisition of Skyscanner by Ctrip (the “Acquisition”).

As part of the arrangements relating to the Acquisition, the Offer described in this Offer Document is being made to you in your capacity as a Holder.

This letter together with the remainder of this Offer Document and the accompanying Form of Acceptance contains the formal Offer by Ctrip for certain shares in the capital of Skyscanner. If you are in any doubt as to the action you should take, you should seek your own independent professional financial advice.

2.                                      Unanimous Recommendation

The terms of the Acquisition value the issued and to be issued share capital of Skyscanner at approximately £1.426 billion. The Skyscanner Board considers that the terms of the Acquisition fairly value Skyscanner. The Skyscanner Board also believes that membership of the Ctrip Group will enhance growth and investment prospects for Skyscanner and will provide new opportunities for its employees.

Gareth Williams, Barry Smith, Julian Pancholi and Mark Logan, the members of the Skyscanner Board who hold Shares, are parties to the Share Purchase Agreement and have accordingly agreed to sell all of their Shares to Ctrip at completion of the Share Purchase

Agreement (however Gareth Williams will subscribe for new shares in Skyscanner following completion of the Acquisition and accordingly will retain a shareholding in Skyscanner).

The Skyscanner Board considers the Offer to be in the best interests of Skyscanner and its shareholders as a whole. Accordingly, the Skyscanner Board unanimously recommends that all Holders accept the Offer.

In order to accept the Offer in respect of your Shares, you should complete and electronically sign and submit the Form of Acceptance as soon as possible. Holders are urged to submit their completed and validly executed Forms of Acceptance by no later than 5.00pm on 4 December 2016. Your attention is drawn to paragraph 5 of Part III of this Offer Document and to the Form of Acceptance, which set out the procedure for acceptance of the Offer.

In approving the Acquisition, the Skyscanner Board has also determined that:

•                  any transfer of Shares to Ctrip, including any transfer pursuant to the Offer, will be a “Permitted Transfer” taking place in accordance with Article 16.4 of the Articles; and

•                  notwithstanding the variety of Acquisition arrangements, each Skyscanner shareholder is being offered the amount of consideration which they are entitled to receive under the pre-existing arrangements in the Articles.

3.                                      Condition to the Offer

The Skyscanner Board notes that the Offer is subject to and conditional upon completion under the Share Purchase Agreement occurring on or before the Longstop Date. Completion of the Share Purchase Agreement is itself conditional upon acceptances of the Offer having been received in respect of substantially all of the Shares from recipients of this Offer. Hence, if completion of the Share Purchase Agreement does not occur due to, for example, Ctrip having received insufficient acceptances of the Offer, the Offer will lapse and Holders will not be entitled to receive any consideration in respect thereof.

You are therefore urged to accept the Offer and to sign and submit the Form of Acceptance as soon as possible.

Yours faithfully

/s/ Gareth Williams
Gareth Williams
Chief Executive Officer

PART II

LETTER FROM THE DIRECTOR AND CHIEF EXECUTIVE OFFICER

OF CTRIP.COM INTERNATIONAL, LTD.

(a company incorporated under the laws of the Cayman Islands as an exempted company with limited liability)

Directors:	Address of principal executive office:
James Jianzhang Liang	968 Jin Zhong Road
Min Fan	Shanghai 200335
Jane Jie Sun	People’s Republic of China
Gabriel Li
JP Gan
Neil Nanpeng Shen
Qi Ji
Robin Yanhong Li
Tony Yip

24 November 2016

Dear Holder

Proposed Acquisition of Skyscanner Holdings Limited

1.                                      Introduction

On 23 November 2016, the boards of directors of Skyscanner and of Ctrip announced that they had reached agreement on the terms of the proposed acquisition of Skyscanner by Ctrip (the “Acquisition”).

As part of the arrangements relating to the Acquisition, the Offer described in this Offer Document is being made to you, in your capacity as a Holder.

Your attention is drawn to the letter from the Chief Executive Officer of Skyscanner set out in Part I of this Offer Document, which explains why the directors of Skyscanner consider the terms of the Offer to be fair and reasonable and are unanimously recommending that all Holders accept the Offer.

This letter together with the remainder of this Offer Document and the accompanying Form of Acceptance contains the formal Offer by Ctrip for the Shares.

The purpose of this letter is to explain the background to the Offer and to describe the terms of the Offer.

2.                                      The Acquisition

The terms of the Acquisition value Skyscanner at approximately £1.426 billion (assuming the exercise of all outstanding Options and the issue of all Conditional Subscription Shares and taking account any cash payments to be made by Skyscanner in respect of certain “cash equivalent” arrangements which Skyscanner has in place with certain non-UK based employees).

If the Acquisition proposals are accepted and implemented in full, it is anticipated that Ctrip would own the entire issued and to be issued share capital of Skyscanner following completion of the Acquisition (save in respect of certain new shares in Skyscanner which will be subscribed for by Gareth Williams following completion of the Acquisition and accordingly Gareth Williams will retain a shareholding in Skyscanner).

Given the complexity of Skyscanner’s share capital structure and the large number of Skyscanner shareholders, the Acquisition is being structured through a variety of arrangements. The Offer made to Holders under this Offer Document is just one of those arrangements. In addition, the Management Shareholders and Institutional and Certain Other Shareholders have entered into the Share Purchase Agreement with Ctrip under which, subject to certain conditions, they will sell all of their shares in the capital of Skyscanner to Ctrip (however Gareth Williams will subscribe for new shares in Skyscanner following completion of the Acquisition and will accordingly retain a shareholding in Skyscanner). Certain of the terms of the Share Purchase Agreement are summarised at paragraph 6 below. Separately, acquisition arrangements will be entered into in respect of certain former employees and in respect of SIP Shares. Certain other arrangements will be entered into in respect of the sellers of businesses previously acquired by Skyscanner where those sellers, as part of the consideration offered to them by Skyscanner on the acquisition of the relevant businesses, received or are entitled to shares in the capital of Skyscanner and/or rights to subscribe for shares in the capital of Skyscanner.

For recipients of this Offer Document, the acquisition of their Shares by Ctrip will be effected through the Offer, upon the terms and conditions set out in this Offer Document and in the relevant personalised Form of Acceptance.

The Offer is one of the arrangements pursuant to which the Acquisition is to be implemented. The objective of the Acquisition proposals, including the Offer, is for Ctrip to acquire day to day control of Skyscanner’s affairs, pursuant to its anticipated acquisition of substantially all of Skyscanner’s issued share capital and its appointment of the members of the Skyscanner Board with effect from completion of the Share Purchase Agreement.

3.                                      Consideration

For legal, regulatory and commercial reasons, the form of consideration offered to Skyscanner shareholders by Ctrip varies. For instance:

•                  the Management Shareholders will receive consideration in the form of cash, Ctrip Shares and Loan Notes (save for one of the Management Shareholders who is to receive cash in deferred instalments in lieu of Loan Notes as a result of being a non-UK resident);

•                  the Institutional and Certain Other Shareholders will receive consideration in the form of cash and Ctrip Shares but will not receive Loan Notes;

•                  recipients of this Offer Document will receive consideration in the form of cash and Loan Notes (in respect of UK Holders) or in the form of cash only (in respect of Non-UK Holders) but will not receive Ctrip Shares;

•                  SIP Shares will be acquired wholly for cash; and

•                  the Shares held by certain former employees will be acquired wholly for cash.

The consideration in respect of your Shares is set out in your personalised Form of Acceptance. In order to address tax considerations relevant to Non-UK Holders, UK Holders and Non-UK Holders will receive different forms of consideration. For UK Holders, the consideration in respect of your Shares will consist of cash and Loan Notes (the terms of which are set out in Part V of this document). For Non-UK Holders, the consideration in respect of your Shares will consist of cash payable in three instalments. No Loan Notes will be issued to Non-UK Holders. Notwithstanding the different forms of consideration offered to UK Holders and Non-UK Holders, the Offer made to Holders attributes the same notional value to each share in any particular class of Skyscanner shares.

The Acquisition arrangements value:

•            each Ordinary Share at approximately £145.29;

•            each C1 Share at approximately £120.83;

•            each C2 Share at approximately £81.01;

•            each C3 Share at approximately £92.51;

•            each C4 Share at approximately £78.79;

•            each C6 Share at approximately £75.66;

•            each C7 Share at approximately £71.50;

•            each C8 Share at approximately £67.88;

•            each C9 Share at approximately £62.67;

•            each C10 Share at approximately £33.88; and

•            each SIP Share at approximately £145.29.

4.                                      Ctrip

Ctrip is a leading travel service provider of accommodation reservation, transportation ticketing, packaged tours and corporate travel management in China.

Ctrip is incorporated in the Cayman Islands and conducts substantially all of its operations in China. With its operational headquarters in Shanghai, it has branches in 17 other major cities in China, including Hong Kong, Beijing, Chengdu, Guangzhou, Shenzhen, Qingdao, Shenyang, Xiamen, Hangzhou, Wuhan, Nanjing, Nantong Sanya, Chongqing, Lijiang, Xi’an and Tianjin.

Ctrip’s American Depositary Shares are listed on the NASDAQ Global Select Market.

Further information relating to Ctrip is available at http://ir.ctrip.com/phoenix.zhtml?c=148903&p=irol-homeprofile.

Save for its interests under the Share Purchase Agreement and the terms of the other arrangements entered into in respect of the Acquisition, Ctrip has no interest in the issued or to be issued share capital of Skyscanner as at the date of this Offer Document.

5.                                      The Offer

Ctrip offers to acquire the Shares referred to in your personalised Form of Acceptance on the terms and subject to the conditions set out or referred to in this Offer Document and in the personalised Form of Acceptance which accompanies this Offer Document.

The consideration you are entitled to receive for the Shares to which this Offer relates is a combination of cash and Loan Notes (in respect of UK Holders) or cash only payable in three instalments (in respect of Non-UK Holders). The consideration you are entitled to receive is set out in your personalised Form of Acceptance. Further details on the Loan Notes to be issued to UK Holders are set out in paragraph 8 below and in Part V of this document.

Shares acquired by Ctrip pursuant to the Offer will be acquired fully paid with Full Title Guarantee, free from all liens, equities, charges and Encumbrances and together with all rights attaching thereto on or after 5 p.m. on the Closing Date including, without limitation, the right to receive and retain all dividends and other distributions, if any, declared, paid or made on or after that date.

Any transfer of your Shares to Ctrip or its nominee pursuant to the Offer under this Offer Document will be a “Permitted Transfer” for the purposes of the Articles under Article 16.4.

Further details of the other terms of the Offer are set out in Parts III and IV of this Offer Document and in the Form of Acceptance.

Your attention is drawn to the procedure for actions to be taken to accept the Offer which is set out in paragraph 13 below and in the Form of Acceptance.

6.                                      Share Purchase Agreement and Condition to the Offer

Ctrip has entered into the Share Purchase Agreement with the Management Shareholders and the Institutional and Certain Other Shareholders. Under the Share Purchase Agreement, subject to certain conditions, the Management Shareholders and Institutional and Certain Other Shareholders have agreed to sell their shares in the capital of Skyscanner to Ctrip.

Completion of the Share Purchase Agreement is subject to and conditional upon the satisfaction or waiver of certain conditions set out in the Share Purchase Agreement, including conditions relating to the acquisition by Ctrip of all, or substantially all, of the issued and to be issued share capital of Skyscanner by means of the various arrangements pursuant to which Acquisition is to be implemented. In particular, completion of the Share Purchase Agreement is conditional upon acceptances of the Offer having been received in respect of substantially all of the Shares from recipients of this Offer.

The Offer is subject to and conditional upon completion under the Share Purchase Agreement occurring on or before the Longstop Date. Hence, if completion of the Share Purchase Agreement does not occur due to, for example, Ctrip having received insufficient acceptances of the Offer, the Offer will lapse and Holders will not be entitled to receive any consideration in respect thereof.

Under a separate warranty deed, the Management Shareholders have also granted customary warranties to Ctrip relating to the Skyscanner Group.

7.                                      Cash Consideration

Following the Closing Date, the Cash Consideration in respect of UK Holders will be payable in one instalment as set out in paragraph 2 of Part III of this document.

Following the Closing Date, the Cash Consideration in respect of Non-UK Holders will be payable in three instalments. The first instalment (as to 72.5% of Cash Consideration payable to Non-UK Holders) will be paid promptly following the Closing Date, the second instalment (as to 4.7% of Cash Consideration payable to Non-UK Holders) will be paid immediately following the first anniversary of the Closing Date and the third instalment (as to 22.8% of Cash Consideration payable to Non-UK Holders) will be paid immediately following the third anniversary of the Closing Date as set out in paragraph 2 of Part III of this document. The amount of each instalment is set out in the personalised Form of Acceptance for each Non-UK Holder.

8.                                      Loan Notes

In respect of UK Holders only, at the Closing Date, Ctrip will issue to you the number of Loan Notes set out in your Form of Acceptance.  A Loan Note certificate in respect of the Loan Notes issued to you will set out various conditions relating to the Loan Notes.

Save in the event that Ctrip defaults in repaying Loan Notes on the due date for repayment, no interest will be payable on the Loan Notes.

The Loan Notes will be redeemable as follows:

(a)                                                         following the first anniversary of the Closing Date, 17% of the Loan Notes which were issued to that Noteholder at the Closing Date will be redeemed (e.g. by way of illustrative example, if a Noteholder is issued with £10,000 of Loan Notes at the Closing Date, £1,700 of those Loan Notes will be redeemed (at par value of £1,700) following the first anniversary of the Closing Date and the Noteholder would then hold a balance of £8,300 of Loan Notes); and

(b)                                                         the balance of the Loan Notes will be redeemed at par immediately following the third anniversary of the Closing Date (e.g. by way of illustrative example: if a Noteholder is issued with £10,000 of Loan Notes at the Closing Date, £1,700 of such Loan Notes will be redeemed following the first anniversary of the Closing Date as described above and the balance of £8,300 of the Loan Notes will be redeemed (at par value of £8,300) immediately following the third anniversary of the Closing Date).

9.                                      Optionholders and holders of Conditional Subscription Shares

In order to participate in the Offer, any Options or rights to subscribe for Conditional Subscription Shares you hold must be exercised and the Shares you acquire on exercise will be sold to Ctrip pursuant to the terms of the Offer.  In order to exercise your Option(s) or right(s) to subscribe for Conditional Subscription Shares, you must pay the Exercise Price (as defined in the EMI Rules) or the Subscription Price (as defined in your Conditional Subscription Agreement(s)) (as appropriate).

The Skyscanner Board has determined that it will allow you to exercise your Options or your right to subscribe for Conditional Subscription Shares pursuant to the terms of the EMI Rules or your Conditional Subscription Agreement(s) (as appropriate) on a cashless basis. This means that your Exercise Price (as defined in the EMI Rules) or the Subscription Price (as defined in your Conditional Subscription Agreement(s)) (as appropriate) will be deducted from the consideration to be paid to you pursuant to acceptance of the Offer. The Form of Acceptance sets out the cashless exercise proposal in more detail and, by executing the Form of Acceptance, you agree that you exercise your Option(s) or your right to acquire Conditional Subscription Shares, immediately prior to, but conditional on, the Offer becoming wholly unconditional, on a cashless basis.

Subject therefore to: (a) you signing the Form of Acceptance; and (b) the Offer being declared or becoming wholly unconditional, Skyscanner will issue and/or transfer (or procure the transfer) to you of such number of Option Sale Shares or Conditional Sale Shares which are subject to your Option or Conditional Subscription Agreement(s) (as appropriate) so that such Option Sale Shares or Conditional Sale Shares are acquired by Ctrip under the Offer.

10.                               SIP Participants and SIP Equivalent Participants

Ctrip will make a separate offer in respect of the SIP Shares to which SIP Participants and SIP Equivalent Participants are entitled.

SIP Participants and SIP Equivalent Participants will be contacted separately to explain these proposals.

The Accumulation Period (as defined in the SIP Rules) during which SIP Participants can make SIP Share contributions usually runs from 1 April to 31 March in each year. Under the terms of the SIP Rules, the 2016/2017 Accumulation Period will immediately come to an end when the Offer becomes or is declared wholly unconditional. In order to allow SIP Participants to make their maximum contribution for 2016/2017, Skyscanner is offering SIP Participants the opportunity to make top-up contributions (the “Top-up Contributions”) up to the maximum contributions such SIP Participants are on track to make for the 2016/2017 Accumulation Period if their current contributions continued until 31 March 2017. The consideration set out in your Form of Acceptance assumes that all SIP Participants elect to make Top-up Contributions. In the event that some SIP Participants do not elect to make Top-up Contributions, the consideration which you receive may be greater than that shown in your personalised Form of Acceptance.

11.                               Bonus arrangements

Separate and distinct from the Offer and the consideration offered hereunder, Ctrip and Skyscanner have agreed a package of incentivisation arrangements to be put in place in order to incentivise and reward employees of the Skyscanner Group following the Closing Date.

The incentivisation package includes:

•                  a cash bonus to reward and recognise the contribution of all employees to the development and growth of the business, which will generally be subject to remaining in employment at the time of payment and to the employee’s performance grading in personal strategy reviews. For most employees, this will be paid in two tranches. The first tranche will be paid  as soon as practicable following the date falling six months after the Closing Date and the second tranche will be paid as soon as practicable following the date falling 18 months after the Closing Date. A number of employees (principally being those who have not to date participated to a material extent in Skyscanner’s incentivisation arrangements) will either receive a cash bonus payable shortly after the Closing Date and will be eligible for further payments following the 6 and 18 month dates referred to above or will only receive the cash bonus shortly after the Closing Date. The aggregate funding available for the cash bonus plan is £20 million; and

•                  a performance bonus plan, to provide an additional cash bonus for employees at Skyscanner’s discretion and subject to continuing growth in revenue and earnings. The aggregate funding available for this performance bonus plan is £80 million. The first half of this aggregate funding (i.e. £40 million) is available to fund bonuses awarded to such employees as Skyscanner in its discretion may determine, if the following targets are both met in any future twelve month period:

(a)                                the Skyscanner Group’s revenue for that twelve month period is above £400 million; and

(b)                                the Skyscanner Group’s EBITDA for that twelve month period is above £100 million.

The second half of this aggregate funding (i.e. £40 million) is available to fund bonuses awarded to such employees as Skyscanner in its discretion may determine, if the following targets are both met in any future twelve month period:

(a)                                the Skyscanner Group’s revenue for that twelve month period is above £600 million; and

(c)                                 the Skyscanner Group’s EBITDA for that twelve month period is above £150 million.

Payments under this performance bonus plan will also be subject to remaining in employment at the time of payment and to the employee’s performance in personal strategy reviews.

You will receive a separate letter from Skyscanner in respect of these arrangements.

12.                               Re-designation of Shares and New Articles of Association

It is proposed that the Resolutions will be passed as written resolutions prior to, but to take effect immediately following, the Closing Date in order to simplify Skyscanner’s share structure and adopt new articles of association of Skyscanner. Pursuant to the Resolutions, it is proposed that, inter alia, the entire issued share capital of Skyscanner will be re-designated as ordinary shares of 0.01 pence each and Deferred Shares. The Form of Acceptance contains all necessary class consents required in relation to the Resolutions and a power of attorney in terms of which you will appoint any director of Skyscanner as your attorney for the purposes of passing the Resolutions (if your approval is required) and agreeing to the variation and/or abrogation of rights attaching to the class(es) of share held by you.

12.                               Information relating to Skyscanner

As Skyscanner is unquoted, there is no ready market for Shares.  If the Offer is not successful, there is no certainty that Holders, either as a whole or individually, will be able to sell their Shares in the future at the price at which the Offer is being made or at any other price.

13.                               Actions to be taken to accept the Offer

Your attention is drawn to paragraph 5 of Part III of this Offer Document and to the Form of Acceptance, which set out the procedure for acceptance of the Offer.

In order to accept the Offer in respect of your Shares, you should complete and electronically sign and submit the Form of Acceptance as soon as possible. Holders are urged to submit their completed and validly executed Forms of Acceptance by no later than 5.00pm on 4 December 2016.

In the event that you are an Optionholder and/or have rights to subscribe for Conditional Subscription Shares, the Form of Acceptance enables you to exercise your rights to exercise your Options and/or rights to subscribe for Conditional Subscription Shares and to sell those Shares pursuant to the Offer.

In the event that you wish to accept the Offer in respect of your Shares and you are in possession of share certificate(s) or other documents of title in respect of all your Shares, please return the relevant share certificate(s) or other documents of title by post or by hand (during normal business hours only) to Skyscanner Holdings Limited at Quartermile One, 15 Lauriston Place, Edinburgh EH3 9EN, United Kingdom for the attention of Skyscanner Secretary (Carolyn Jameson) as soon as possible but, in any event, so as to be received by no later than 5.00pm on 4 December 2016.

If you are in any doubt as to the action you should take, you should seek your own independent professional financial advice. Holders should consult with their own advisers with respect to the tax consequences of accepting the Offer.

You are urged to accept the Offer and to sign and submit the Form of Acceptance as soon as possible.

14.                               Validity of acceptances

Ctrip reserves the right, subject to the terms of the Offer and the Form of Acceptance, to treat as valid in whole or part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant share certificate(s) and/or other document(s) of title. In that event, the consideration under or in consequence of the Offer will not be paid until after the relevant share certificate(s) and/or other document(s) of title, or indemnities satisfactory to Ctrip, have been received.

Your attention is drawn to the information set out in the rest of this Offer Document and the Form of Acceptance.

15.                               Overseas shareholders

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of relevant jurisdictions in which they are located. This document does not constitute an offer or solicitation to any person in any jurisdiction in which such an offer or solicitation would be unlawful.  Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

The attention of Holders who are citizens or residents of jurisdictions outside the United Kingdom or who are holding Shares for such citizens or residents and any person (including, without limitation, any custodian, nominee or trustee) who may have an obligation to forward any document in connection with the Offer outside the United Kingdom is drawn to Part VI of this Offer Document.

Yours faithfully

/s/ Jane Jie Sun
Jane Jie Sun
Director and Chief Executive Officer of Ctrip

PART III

MECHANICS OF THE OFFER

1.                                      Introduction

This part of the Offer Document sets out the mechanics of the Offer, containing the more general terms surrounding the Offer and providing information in relation to the acceptance thereof.

The procedure for accepting the Offer is set out in the Form of Acceptance which accompanies this Offer Document. In order to accept the Offer in respect of your Shares, you must complete and electronically sign and submit the Form of Acceptance as soon as possible. Holders are urged to submit their completed and validly executed Forms of Acceptance by no later than 5.00pm on 4 December 2016. In the event that you are an Optionholder and/or have rights to subscribe for Conditional Subscription Shares, the Form of Acceptance enables you to exercise your rights to exercise your Options and/or rights to subscribe for Conditional Subscription Shares and to sell those Shares pursuant to the Offer. The Holders are invited to return their Forms of Acceptance as soon as possible.

2.                                      The Offer and Settlement

The Offer is subject to the terms and conditions set out in this Part III and Part IV of this Offer Document and in the Form of Acceptance.

Settlement of Cash Consideration for UK Holders

Subject to the Offer becoming or being declared wholly unconditional, and provided that the Form of Acceptance, share certificate(s) and/or other document(s) of title are in order, settlement of the Cash Consideration to which any Non-UK Holder is entitled under the Offer will be despatched as follows: Ctrip will remit the relevant Cash Consideration to Skyscanner on the Closing Date by way of electronic transfer and Skyscanner will within fifteen (15) Business Days of receipt of such Cash Consideration remit such Cash Consideration less any Permitted Deduction to the relevant validly accepting Holder by way of electronic transfer to the Holder’s bank account to which their salary is usually paid.

An instruction to send electronically a sum to which a Holder is entitled shall, when acted upon by Ctrip or on its behalf and sent to Skyscanner, be an effective discharge of Ctrip’s obligation to pay such sum and Ctrip shall not be concerned to see to the application or be answerable for the loss or misappropriation of such sum. By executing the Form of Acceptance, Holders will appoint Skyscanner as their agent for the purposes of receiving the Cash Consideration from Ctrip and effecting any Permitted Deduction.

Settlement of Cash Consideration for Non-UK Holders

Subject to the Offer becoming or being declared wholly unconditional, and provided that the Form of Acceptance, share certificate(s) and/or other document(s) of title are in order, settlement of the Cash Consideration to which any Non-UK Holder is entitled under the Offer will be paid in three instalments to be despatched as follows:

(a)                                Ctrip will remit the relevant first instalment of the Cash Consideration to Skyscanner on the Closing Date by way of electronic transfer and Skyscanner will within fifteen (15) Business Days of receipt of such Cash Consideration remit such Cash Consideration less any Permitted Deduction to the relevant validly accepting Holder by way of electronic transfer to the Holder’s bank account to which their salary is usually paid;

(b)                                Ctrip will remit the relevant second instalment of the Cash Consideration to Skyscanner on the first anniversary of the Closing Date by way of electronic transfer and Skyscanner will within fifteen (15) Business Days of receipt of such Cash Consideration remit such Cash Consideration to the relevant validly accepting Holder by way of electronic transfer to the Holder’s bank account to which their salary is usually paid; and

(c)                                 Ctrip will remit the relevant third instalment of the Cash Consideration to Skyscanner on the third anniversary of the Closing Date by way of electronic transfer and Skyscanner will within fifteen (15) Business Days of receipt of such Cash Consideration remit such Cash Consideration to the relevant validly accepting Holder by way of electronic transfer to the Holder’s bank account to which their salary is usually paid.

An instruction to send electronically a sum to which a Holder is entitled shall, when acted upon by Ctrip or on its behalf and sent to Skyscanner, be an effective discharge of Ctrip’s obligation to pay such sum and Ctrip shall not be concerned to see to the application or be answerable for the loss or misappropriation of such sum. By executing the Form of Acceptance, Holders will appoint Skyscanner as their agent for the purposes of receiving the Cash Consideration from Ctrip and effecting any Permitted Deduction.

Issuing of Loan Notes to UK Holders

Subject to the Offer becoming or being declared wholly unconditional, and provided that the Form of Acceptance, share certificate(s) and/or other document(s) of title are in order, the Loan Notes to which any UK Holder is entitled under the Offer will be issued as follows: in the case of acceptances received, valid and complete in all respects before the date on which the Offer becomes or is declared wholly unconditional, Ctrip will issue the Loan Notes to the relevant Holder(s) on the Closing Date and Loan Note certificate(s) in respect of such Loan Notes will be despatched to the relevant Holder(s) within fifteen (15) Business Days of the Closing Date.

All Loan Note certificates will be despatched to the relevant Holders by Ctrip sending such Loan Note certificates to the Company Secretary of Skyscanner (currently Carolyn Jameson), c/o Skyscanner Holdings Limited, Quartermile One, 15 Lauriston Place, Edinburgh EH3 9EN, United Kingdom. The Company Secretary of Skyscanner will hold the original Loan Note certificates for all relevant Holders for ease of safekeeping and each relevant Holder will in due course be provided with a copy of his/her Loan Note certificate.  If any Holder wishes to hold the original of their Loan Note certificate, they should request the original Loan Note certificate from the Company Secretary of Skyscanner from time to time. By executing the Form of Acceptance, Holders will appoint Skyscanner as their agent for the purposes of receiving the Loan Note certificates from Ctrip.

The Loan Notes are not transferable. In the case of death of a registered holder of Loan Notes or of any other event giving rise to the transmission of the Loan Notes by operation of law, the only persons recognised by Ctrip as having any title to such Loan Notes of such registered holder are the executors or administrators of that deceased registered holder’s estate or such other person or persons as the directors of Ctrip may reasonably determine. Any person becoming entitled to the Loan Notes as a result of such transmission may, upon producing such evidence as reasonably required by the directors of Ctrip, be registered as the holder of such Loan Notes.

Your attention is drawn to the procedure for acceptance set out at paragraph 5 of this Part III below.

3.                                      Conditions of the Offer

The Offer is conditional upon the satisfaction of the Condition referred to in Part IV of this Offer Document.

4.                                      Holders Resident Overseas

If you are resident outside the United Kingdom, you should consult professional advisers as to any governmental or other consents required or other formalities that need to be observed in order for you to be able to accept the Offer.

In particular, unless otherwise determined by Ctrip, the Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality of (including, without limitation, facsimile transmission, telex, telephone or e-mail) of commerce of, or any facilities of, a national securities exchange of, Australia, Canada or South Africa, and cannot be accepted by any such use, means, instrumentality or facility from or within Australia, Canada or South Africa, nor is it being made in or into any jurisdiction where they such delivery or receipt of the Offer would be contrary to applicable law in that jurisdiction, and the Offer is not capable of acceptance from any such jurisdiction by any such use, means, instrumentality or facilities.

The Loan Notes are not being offered to Non-UK Holders, have not been and will not be registered under the U.S. Securities Act and applicable state law, and are not being sold, directly or indirectly, in the United States or to U.S. Persons. Further, no prospectus in relation to the Loan Notes has been, or will be lodged with, any securities regulator in Australia, Canada or South Africa, and no steps have been, or will be, taken to enable the Loan Notes to be offered in compliance with the applicable securities laws of Australia, Canada or South Africa.  Consequently, the Loan Notes are not being offered, sold or delivered, directly or indirectly, in or into Australia, Canada or South Africa, or any other jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction.

This Offer Document and the Form of Acceptance should not be distributed, forwarded or transmitted in or into Australia, Canada or South Africa or any other jurisdiction where it would be unlawful to do so.

The non-transferable nature of the Loan Notes means that this Offer does not constitute a prospectus under, and is not subject to, the Prospectus Directive. Therefore, the Offer has not been approved by the United Kingdom Financial Conduct Authority or any other competent regulatory authority of any Member State of the European Economic Area. For the purposes of this paragraph, Prospectus Directive means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in any Member State of the European Economic Area.

5.                                      Procedure for Acceptance of the Offer

This section should be read with the notes on the Form of Acceptance.

In order to accept the Offer in respect of your Shares, you must complete and electronically sign and submit the Form of Acceptance as soon as possible. Holders are urged to submit their completed and validly executed Forms of Acceptance by no later than 5.00pm on 4 December 2016. In the event that you are an Optionholder and/or have rights to subscribe for Conditional Subscription Shares, the Form of Acceptance enables you to exercise your rights to exercise your Options and/or rights to subscribe for Conditional Subscription Shares and to sell those Shares pursuant to the Offer. Holders are invited to return their Forms of Acceptance as soon as possible.

In the event that you wish to accept the Offer in respect of your Shares and you are in possession of share certificate(s) or other documents of title in respect of all your Shares, please return the relevant share certificate(s) or other documents of title by post or by hand (during normal business hours only) to Skyscanner Holdings Limited at Quartermile One, 15 Lauriston Place, Edinburgh, EH3 9EN, United Kingdom for the

attention of Skyscanner Secretary as soon as possible but, in any event, so as to be received by no later than 5.00pm on 4 December 2016.

If you wish to accept the Offer and have lost your share certificate(s) and/or other document(s) of title, or if those are not available, the Form of Acceptance should nevertheless be electronically signed and returned as stated above. The Form of Acceptance contains a form of indemnity for the number of Shares you hold for the missing, destroyed or misplaced share certificate(s). You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter if they are found or become available. Further details are set out in the Form of Acceptance.

Ctrip reserves the right, at its sole discretion, to treat as invalid any Form of Acceptance which is not entirely in order or which is not accompanied by the relevant share certificate(s) and/or other document(s) of title.

The availability of the Offer to persons who are citizens or residents outside of the United Kingdom may be affected by the laws of the relevant jurisdictions.  Such persons should inform themselves about and observe any applicable requirements. The attention of any such persons is drawn to paragraph 6 of Part IV of this Offer Document and to Part VI of this Offer Document. Any Form of Acceptance which appears to Ctrip or its agents to have been submitted from Australia, Canada or South Africa may be treated as invalid.

Your attention is drawn to the conditions attached to the Offer, including the information relating to the Form of Acceptance, to the letter from the Chief Executive Officer of Skyscanner set out in Part I and to the letter from the Director and Chief Executive Officer of Ctrip set out in Part II.

PART IV

TERMS OF THE OFFER

Except where the context requires otherwise, any reference in this Offer Document and in the Form of Acceptance:

(a)                                 to the Offer will include any revision, variation or extension of the Offer;

(b)                                 to the Offer becoming unconditional will include the Offer becoming or being declared unconditional in all respects; and

(c)                                  to acceptances of the Offer includes deemed acceptances of the Offer.

Ctrip reserves the right in its sole discretion to amend and vary the timing and the procedure for implementation of the Offer, including the terms and the timing of the Offer as set forth in paragraph 4 below but excluding any reduction in the Consideration. Notwithstanding the foregoing, in the event of a Dividend Payment, Ctrip reserves the right to reduce the Consideration by an amount up to the amount of any Dividend Payment.

The following further terms apply, unless the context requires otherwise, to the Offer.

1.                                      Title to the Shares

Electronic signature and delivery of the Form of Acceptance will constitute warranties by the accepting Holder in the terms set out in paragraph 5 below in respect of the Shares for which the Offer is accepted and that the accepting Holder has full power to accept the Offer and to enter into and perform the transaction contemplated in accordance with this Offer Document and will constitute a binding obligation in accordance with its terms.

2.                                      Condition

The Offer is subject to and conditional upon completion under the Share Purchase Agreement becoming effective on or before the Longstop Date.

3.                                      Lapse of Offer

(a)                                 The Offer will lapse unless the Condition is fulfilled or waived or has been determined by Ctrip in its reasonable opinion to be or to remain satisfied, in each case no later than the Longstop Date; and

(b)                                 If the Offer so lapses, the Offer will cease to be capable of further acceptance and accepting Holders and Ctrip will cease to be bound by any Form of Acceptance submitted before the time the Offer lapses.

4.                                      Acceptance Period

The Offer will remain open for acceptance until no later than 5.00pm on 31 December 2016 (or such later time(s) and/or date(s) as Ctrip may decide) following which the Offer will close. For the avoidance of doubt, Ctrip in its absolute discretion shall be entitled to extend the period for acceptances of the Offer in respect of any particular Holder(s). In the event that Ctrip extends the period for acceptances of the Offer in respect of any particular Holder(s) until after the Closing Date, references to the “Closing Date” in paragraph 5(b) below and in the Form of Acceptance shall in respect of such Holder(s) mean the date of closing of the Offer in respect of such Holder(s).

5.                                      Form of Acceptance

Each Holder by whom, or on whose behalf, any Form of Acceptance is executed irrevocably and unconditionally undertakes, represents, warrants to and agrees with Ctrip (so as to bind him and his personal representatives, heirs, successors and assigns) to the following effect:

(a)                                that the execution of a Form of Acceptance shall constitute an acceptance of the Offer in respect of the numbers and classes of Shares inserted, or deemed to be inserted, in the Form of Acceptance;

(b)                                that the Shares in respect of which the Offer is accepted, or is deemed to be accepted, are transferred fully paid with Full Title Guarantee and free from all liens, equities, charges and Encumbrances and together with all rights attaching thereto on or after 5 p.m. on the Closing Date including, without limitation, the right to receive and retain all dividends and other distributions, if any, declared, paid or made on or after that date;

(c)                                 that the electronic execution of the Form of Acceptance and its submission constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms, the irrevocable separate appointment of Skyscanner and each of its directors as such Holder’s attorney, and an irrevocable instruction to the attorney to complete and execute all or any form(s) of transfer and/or other document(s) in the attorney’s discretion in relation to the Shares referred to in paragraph (a) of this paragraph 5 in favour of Ctrip and to deliver such form(s) of transfer and/or other document(s) at the attorney’s discretion together with any share certificate(s) and/or other document(s) of title relating to such Shares for registration and to execute such other documents and to do all such other acts or things as may in the opinion of such attorney be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and the making of any election thereunder and to vest such Shares in Ctrip or its nominee(s);

(d)                                that, subject to the Offer becoming unconditional in all respects in accordance with its terms, the execution of the Form of Acceptance and its submission constitutes a separate and irrevocable authority and request to Skyscanner or its agents to procure the registration of the transfer of the Shares in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Ctrip or as it may direct;

(e)                                 that any Form of Acceptance executed and submitted by or on behalf of a Holder shall be irrevocable and cannot be withdrawn;

(f)                                  after the Offer has become unconditional in all respects that:

(i)                                    Ctrip or its agents shall be entitled to exercise or direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of Skyscanner or of any class of its shareholders) attaching to any Shares, in respect of which the Offer has been accepted, or is deemed to have been accepted, such votes where relevant to be cast so far as possible to satisfy any outstanding condition of the Offer;

(ii)                                 the execution of a Form of Acceptance by a Holder in respect of the Shares:

(A)                               constitutes an irrevocable authority to Skyscanner from such Holder to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Skyscanner in respect of such Shares to Ctrip at its registered office;

(B)                               constitutes an irrevocable authority to Ctrip or its agents to sign any document and to do such things as may in the opinion of Ctrip or that agent be deemed necessary or desirable in connection with the exercise of any votes or other rights and privileges attaching to such Shares, (including, but without limitation, signing any consent to short notice of a general meeting or form of proxy on his behalf and/or, where appropriate, nominated by Ctrip to attend general meetings and separate class meetings of Skyscanner or its members or any of them (and any adjournment thereof) and/or attending any such meeting and exercising the votes attaching to such Shares on his behalf, where relevant such votes to be cast so far as possible to satisfy any outstanding condition of the Offer);

(C)                               will also constitute the agreement of such Holder not to exercise any of such rights without the consent of Ctrip and the irrevocable undertaking of such Holder not to appoint a proxy to attend and not himself to attend any such general meeting or separate class meeting; and

(D)                               that the Holder:

(1)                                has not received or sent copies or originals of the Offer Document, the Form of Acceptance or any related offering documents, in, into, or from Australia, Canada or South Africa (a “Restricted Jurisdiction”) and has not otherwise utilised in connection with the Offer, directly or indirectly, the mails for, any means or instrumentality of (including, without limitation, facsimile transmission, telephone or e-mail) of commerce of, or any facility of a national securities exchange, of a Restricted Jurisdiction;

(2)                                was outside a Restricted Jurisdiction when the Form of Acceptance was delivered and at the time of accepting the Offer;

(3)                                in respect of the Shares to which the Form of Acceptance relates, is not an agent or a fiduciary agent on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within a Restricted Jurisdiction;

(4)                                if a citizen, resident or national of a jurisdiction outside the United Kingdom,  has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and has not taken or omitted to take any action that may result in Ctrip,  Skyscanner, the Sellers’ Representatives or other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or the Holder’s acceptance thereof;

(g)                                 that the Holder will deliver to Skyscanner his share certificate(s) or other document(s) of title in respect of all Shares held by the Holder, and in respect of which the Offer has been accepted or is deemed to have been accepted, or an indemnity acceptable to Ctrip in lieu thereof as soon as possible and in any event within 3 months of the Offer becoming unconditional in all respects and will execute any further documents, do such acts and give any further assurances that may be required or desirable in connection with his acceptance of the Offer in respect of such shares;

(h)                                that Ctrip or its agents shall be entitled to effect any Permitted Deduction, settle the Cash Consideration less any Permitted Deduction, issue the Loan Notes and despatch the Loan Note certificates in the manner set out in Part III of this Offer Document;

(i)                                    that the Holder is irrevocably and unconditionally entitled to transfer the Shares in respect of which the Form of Acceptance is completed and that the entire beneficial interest in such Shares, in respect of which the Offer is accepted or deemed to be accepted will be acquired by Ctrip or its nominee under the Offer;

(j)                                   that the Holder acknowledges and agrees that any transfer of shares in the capital of Skyscanner to Ctrip by any Skyscanner shareholder pursuant to this Offer, the Share Purchase Agreement and any other documents effecting the Acquisition is a transfer made in accordance with Article 16.4 of the Articles;

(k)                                that the terms and conditions of the Offer contained in this Offer Document will be incorporated and deemed to be incorporated in and form part of the Form of Acceptance, which will be read and construed accordingly;

(l)                                    that the Holder will ratify each and every act or thing which may be done or effected by Ctrip, Skyscanner or any officer or authorised representative or agents of them, as the case may be, in the exercise of any of his or its power and/or authorities hereunder;

(m)                            that, if any provision of this Offer Document is or becomes unenforceable or invalid or does not or becomes unable to operate so as to afford Ctrip and/or Skyscanner or any officer or authorised representative of any of them or their respective agents the benefit or authority expressed to be given therein, the Holder will, as promptly as practicable, do all such acts and things and execute all such documents that may be required or desirable to enable those persons to secure the full benefit of this Offer Document;

(n)                                that the Holder accepts the Offer on the basis of the information set out in this Offer Document and the Form of Acceptance;

(o)                                 that all powers of attorney, appointments of agents and authorities conferred by those conditions or in the Form of Acceptance are given by way of security for the performance of the obligations of the Holder concerned and are irrevocable;

(p)                                 that the Holder waives any right of pre-emption over any Shares set out in the Articles or otherwise; and

(q)                                 that the Holder appoints Carolyn Jameson and Colin McLellan of c/o Skyscanner Holdings Limited, Quartermile One, 15 Lauriston Place, Edinburgh, EH3 9EN, United Kingdom to be the Sellers’ Representatives for all purposes of this Offer Document.

6.                                      Non-UK Applicants

No person receiving a copy of this Offer Document or a Form of Acceptance in any territory other than the UK may treat the same as constituting an invitation or offer to him, nor should he in any event use such Form of Acceptance unless, in the relevant territory, such an invitation or offer could lawfully be made to him or such Form of Acceptance could lawfully be used without contravention of any registration or other legal requirements. It is the responsibility of any person outside the UK wishing to make an application hereunder to satisfy himself as to full observance of the laws of any relevant territory in connection therewith, including obtaining any requisite governmental or other consents, observing any other formalities requiring to be observed in such territory and paying any issue, transfer or other taxes required to be paid in such territory.

7.                                      Definitions

Save where the context otherwise requires, words and expressions defined in this Offer Document have the same meanings when used in the Form of Acceptance and any other explanatory notes in relation thereto.

8.                                      General

(a)                                 References to a Holder include references to the person or persons executing a Form of Acceptance and any person or persons on whose behalf such person or persons executing the Form of Acceptance is/are acting.  In the event of more than one person executing a Form of Acceptance such paragraphs will apply jointly and severally;

(b)                                 Any omission or failure to despatch this Offer Document, the Form of Acceptance or any other document relating to the Offer and/or any notice required to be despatched under the terms of the Offer to or any failure to receive the same by any person to whom the Offer is or should be made will not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person;

(c)                                  Ctrip reserves the right to treat acceptances of the Offer as valid if not entirely in order or not accompanied by the relevant share certificates and/or other relevant documents of title or if received by Ctrip at any place or places determined by it otherwise than as set out in this Offer Document or Form of Acceptance;

(d)                                 The Offer will lapse unless the Condition has been fulfilled or (if capable of being waived) waived or where appropriate has been determined by Ctrip in its reasonable opinion to be or remain satisfied by no later than the Longstop Date. If the Offer lapses for any reason, the

Offer will cease to be capable of further acceptance and the Holder and Ctrip will cease to be bound by prior acceptances.

(e)                                  The Holders agree that no press conference, announcement or other communication concerning the transactions referred to in this document or in connection with the Skyscanner Group or Ctrip or otherwise relating to the financial condition or trading or financial prospects of the Skyscanner Group shall be made or despatched by the Holders or any Connected Person without the prior written consent of Ctrip save as may be required by:

(i)                  law; or

(ii)              any applicable regulatory authority to which either party is subject where such requirement has the force of law.

(f)                                   The Holders shall treat as strictly confidential all information received or obtained as a result of entering into or performing any obligations in this document or supplied by on or behalf of Ctrip or the Skyscanner Group in the negotiations leading to this document, which relates to the provisions of this Offer Document, the negotiations relating to this Offer Document or, the subject matter of the document or in any of these cases relating to the Form of Acceptance (the “Information”) and shall not without the prior written consent of Ctrip publish or otherwise disclose to any person any Information except to the extent that:

(i)                  the Information before it is furnished to the Holder is in the public domain; or

(ii)               the Information after it is furnished to the Holder enters the public domain otherwise than as a result of a breach by the Holder of its obligations to treat such information as confidential; or

(iii)            the Holder discloses the Information to any person in compliance with any requirement of law; in response to any applicable regulatory authority to which it is subject where such requirement has the force of law; in order to obtain tax or other clearance consents from HM Revenue & Customs or other relevant taxing or regulatory authority.

(g)                                  Subject to paragraph (s) of Section B of the Form of Acceptance, the Offer, all Forms of Acceptance and all acceptances in respect thereof and any dispute or claim arising out of or in connection with them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law. Subject to paragraph (s) of Section B of the Form of Acceptance, the courts of England are to have exclusive jurisdiction to settle any matter, dispute or claim arising out of or in connection with the Offer, the Forms of Acceptance and all acceptances in respect thereof.

(h)                                This Offer Document is being distributed on the basis that the proposed Offer is one falling within Article 62(2) (Sale of a body corporate) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (SI 2005/1529) in that the purpose of the Offer (together with the other transactions pursuant to which the Acquisition is to be implemented) is for Ctrip to acquire the day-to-day control of the affairs of Skyscanner.

PART V

PRINCIPAL TERMS OF THE LOAN NOTES

The Loan Notes will be created by a resolution of the directors of Ctrip and will each be constituted by a loan note instrument (the “Loan Note Instrument”) executed as a deed by Ctrip on the Closing Date. The Loan Notes will only be issued to UK Holders and will not be issued to Non-UK Holders. The Loan Notes will be an obligation of Ctrip pursuant to the Loan Note Instrument. The Loan Note Instrument contains, among other things, provisions to the effect set out below:

1.                                      Form and Status

The Loan Notes will be issued by Ctrip in integral multiples of £1 in nominal amount and will constitute unsecured and unsubordinated obligations of Ctrip, except for those obligations as may be preferred by law. The Loan Note instrument will not contain any restrictions on borrowing, disposing or charging of assets by Ctrip.

The Loan Notes will be in registered form. Ctrip shall keep a record of the Noteholders in a register (the “Register”). The Register is further detailed in clause 8 of the Loan Note Instrument.

Title to the Loan Note passes only on due registration on the Register and any payment due on the Loan Note will be made only to the duly registered Noteholder. The Loan Note certificates are further described in clause 7 of the Loan Note Instrument.

2.                                      Interest

Save in the event that Ctrip defaults in repaying Loan Notes on a due date for repayment, no interest will be payable on the Loan Notes.

3.                                      Repayment, Purchase and Redemption

On the first anniversary of the Closing Date, a Noteholder shall be repaid at par 17% of the Loan Notes which were issued to that Noteholder at the Closing Date.

The balance of the Loan Notes will be redeemed at par immediately following the third anniversary of the Closing Date.

4.                                      Repayment on Default

By a decision of the majority of the Noteholders, the Noteholders may by written notice to Ctrip direct that the Loan Notes held by Holders who become Noteholders following the Closing Date, and any other sum then payable on such Loan Notes, be due and payable immediately upon the occurrence of any of the following:

(a)                                Failure to pay:  Ctrip fails to pay any principal monies on any of the Loan Notes within five Business Days after the due date for payment therefor unless Ctrip’s failure to pay is caused by administrative or technical error or delay in the transmission of funds outside the control of Ctrip and, in such circumstances, payment is made within ten Business Days of the due date for such payment;

(b)                                Breach of undertaking:  Ctrip fails to perform or comply with any material obligation (other than an obligation to pay principal in respect of the Loan Notes) expressed to be assumed by it in the Loan Notes Instrument and such failure continues for 20 Business Days after written notice has been given by any Noteholder requiring remedy thereof;

(c)                                 Insolvency: Ctrip is or is adjudged by a court of competent jurisdiction to be insolvent or unable to pay its debts (as defined in section 93(c) of the Companies Law of the Cayman Islands, but for these purposes ignoring the deeming provisions of section 93(a) of the Companies Law of the Cayman Islands), stops, suspends or threatens to stop or suspend payment of all or any material part of its indebtedness or commences negotiations with any one or more of its creditors (other than the Noteholders) with a view to the general readjustment or re-scheduling of all or any material part of its indebtedness or makes a general assignment for the benefit of, or composition with or for the benefit of its creditors (or any class of its creditors) or a moratorium is agreed or declared in respect of, or affecting, all or a material part of its indebtedness and such circumstances would, or might reasonably be expected to, have a Material Adverse Effect;

(d)                                Winding-up: an order is made or an effective resolution is passed by Ctrip or a court of competent jurisdiction for the winding up or dissolution of Ctrip (other than for the purposes of a bona fide, solvent scheme of reconstruction or amalgamation whereunder a successor company undertakes the obligations of Ctrip), or an administrative or other receiver, administrator, liquidator, provisional liquidator, trustee or similar officer is appointed over all or any material part of its assets;

(e)                                 Enforcement proceedings:  any expropriation, attachment, sequestration, distress, attachment, execution or other legal process is levied, enforced or sued out on or against all or any material part of the assets of Ctrip which (1) is not discharged or stayed within 20 Business Days of having been so levied, enforced or sued out and (2) would, or might reasonably be expected to, have a Material Adverse Effect;

(f)                                  Analogous proceedings:  anything analogous to or having a substantially similar effect to any of the events specified in paragraphs (c) to (e) inclusive shall occur under the laws of any applicable jurisdiction;

(g)                                 Encumbrance enforceable:  any encumbrance on or over the all or any material part of the assets of Ctrip becomes enforceable and any formal, legal step (including the taking of possession or the appointment of a receiver, manager or similar person) is taken by the holder of such encumbrance to enforce that encumbrance other than where the same is frivolous or vexatious and is suspended within 21 days or other than where such circumstance would not, or might reasonably not be expected to, have a Material Adverse Effect;

(h)                                Illegality:  it is or will become unlawful for Ctrip to perform or comply with any material obligations under the Loan Note Instrument or any such obligation is not or ceases to be legal, valid and binding; or

(i)                                    Cessation of business: Ctrip ceases to carry on the whole of the business it carries on the date of this instrument or a substantial part thereof,

Where:

“Material Adverse Effect” means any event or circumstance which, taking into account all relevant circumstances, has a material adverse effect on the business operations and financial performance of Skyscanner and its Subsidiaries, taken as a whole.

5.                                      Non-Transferability

The Loan Notes are non-transferable and no application has been made or will be made to any stock exchange for the Loan Notes to be listed or otherwise dealt in.

The Notes have not been and will not be registered under the U.S. Securities Act, any state securities laws in the United States or the securities laws of any other jurisdiction and have been initially placed pursuant to exemption from the U.S. Securities Act and such other laws and may not be reoffered, resold, pledged, or otherwise transferred except by descent or by operation of law.

6.                                      Modification

The provisions of the Loan Note Instrument and the rights of the Noteholders may from time to time be modified, abrogated or varied in any respect with the sanction of the majority of the Noteholders and with the consent of Ctrip.

Notwithstanding the above, Ctrip may (by instrument expressed to be supplemental to the Loan Note Instrument) from time to time amend the Loan Note Instrument without the sanction of an extraordinary resolution if such amendment would not (in the good faith opinion of Ctrip’s board of directors) be prejudicial to the interests of the Noteholders or if such amendment is of a formal, minor or technical nature or is made to correct a manifest error in its terms.

7.                                      Governing Law

The Loan Notes, the Loan Note Instrument and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

The courts of England are to have exclusive jurisdiction to settle any matter, dispute or claim arising out of or in connection with the Loan Note Instrument and the Loan Notes.

The above represents a summary of the terms of the Loan Notes and is subject to the detailed provisions of the Loan Note Instrument which will govern the rights and obligations of Ctrip and the Noteholders with respect to the Loan Notes.

PART VI

IMPORTANT INFORMATION

The statements contained in this document are not to be construed as legal, business, financial or tax advice. If you are in any doubt about the content of this document, you should consult your own legal, financial or tax adviser for legal, business, financial or tax advice. The statements contained in this document are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set out in this document since such date. No dealer, salesperson or other person is authorised to give any information or to make any representations with respect to the Offer other than such information or representations as are contained in this document and, if given or made, such information or representations must not be relied upon as having been authorised by Ctrip or Skyscanner.

General

This Offer Document should not be distributed, forwarded or transmitted in or into Australia, Canada, the People’s Republic of China (which for this purpose only should exclude the Hong Kong and Macau Special Administrative Regions and Taiwan) or South Africa. To the best of the knowledge and belief of the directors of Ctrip.com International, Ltd., who have taken all reasonable care to ensure that such is the case, the information contained in this Offer Document is in accordance with the facts and does not omit anything likely to affect the import of such information. This document should be read in connection with the accompanying Form of Acceptance. The terms of this Offer are recommended by all the directors of Skyscanner Holdings Limited.

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of relevant jurisdictions in which they are located. This document does not constitute an offer or solicitation to any person in any jurisdiction in which such an offer or solicitation would be unlawful.  Persons who are not resident in the United Kingdom should inform themselves of, and observe, any applicable requirements.

Notice to U.S. Holders

The Offer is made for the securities of a UK company. The Offer is subject to disclosure requirements of the United Kingdom that are different from those in the United States. Financial statements included in, or incorporated by reference in, the document, if any, have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies.

The Offer is being made in the United States in reliance on and in compliance with Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended. Ctrip will furnish to the SEC a Form CB with respect to the Offer.

It may be difficult for Holders to enforce their rights and any claim they may have arising under the federal securities laws since Ctrip and Skyscanner are located outside the United States, and some or all of their officers and directors are resident outside the United States. As a result, it may be difficult to compel Ctrip and Skyscanner and their affiliates to subject themselves to a U.S. court’s judgment, or to enforce, in courts outside the United States, judgments obtained in U.S. courts against any such person, including judgments based on the civil liability provisions of the U.S. securities laws. Additionally, Holders may not be able to sue Ctrip or Skyscanner or their respective officers or directors in a non-U.S. court for violations of the U.S. securities laws.

As further described herein, Holders should be aware that Ctrip may purchase Skyscanner’s securities other than under this Offer, such as in in privately negotiated purchases.

In making the decision whether or not to accept the Offer, Holders must rely upon their own examination of the Offer, including the merits and risks involved.

THE OFFER HAS NOT BEEN APPROVED OR RECOMMENDED BY ANY U.S. FEDERAL OR

STATE SECURITIES AUTHORITY NOR HAS ANY SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. THE MAKING OF ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Other Restricted Jurisdictions

Unless otherwise determined by Ctrip, the Offer is not being made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile transmission, telex, telephone or e-mail) of commerce of, or any facilities of, a national securities exchange of, Australia, Canada or South Africa, and cannot be accepted by any such use, means, instrumentality or facility from or within Australia, Canada or South Africa, nor is it being made in or into any jurisdiction where they such delivery or receipt of the Offer would be contrary to applicable law in that jurisdiction, and the Offer is not capable of acceptance from any such jurisdiction by any such use, means, instrumentality or facilities.

No prospectus in relation to the Loan Notes has been, or will be lodged with, any securities regulator in the United States, Australia, Canada, the PRC or South Africa, and no steps have been, or will be, taken to enable the Loan Notes to be offered in compliance with the applicable securities laws of the United States, Australia, Canada, the PRC or South Africa.  Consequently, the Loan Notes are not being offered, sold or delivered, directly or indirectly, in or into the United States, Australia, Canada, the PRC or South Africa, or any other jurisdiction if to do so would constitute a violation of the relevant laws in such jurisdiction.

Forward-looking statements

This Offer Document, oral statements made regarding the Offer, and other information published by Ctrip and Skyscanner contain statements which are, or may be deemed to be, “forward-looking statements”. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Ctrip and Skyscanner about future events, and are therefore subject to risks and uncertainties which could cause actual results, performance or events to differ materially from those expressed or implied by the forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of forward-looking words such as “plan”, “expect”, “budget”, “target”, “aim”, “scheduled”, “estimate”, “forecast”, “intend”, “anticipate”, “assume” or “believe”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Although Ctrip and Skyscanner believe that the expectations reflected in such forward-looking statements are reasonable, Ctrip and Skyscanner can give no assurance that such expectations will prove to be correct. By their nature, forward-looking statements involve risks (known and unknown) and uncertainties (and other factors that are in many cases beyond the control of Ctrip and/or Skyscanner) because they relate to events and depend on circumstances that may or may not occur in the future.

There are a number of factors that could affect the future operations of Ctrip and/or the Skyscanner Group and that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements, such as: domestic and global business and economic conditions; asset prices; market related risks such as fluctuations in interest rates and exchange rates, industry trends, competition, changes in government and regulation, changes in the policies and actions of governments and/or regulatory authorities (including changes related to capital and tax), changes in political and economic stability, disruption in business operations due to re-organisation activities, interest rate, inflation and currency fluctuations, the timing impact and other uncertainties of future or planned acquisitions or disposals or combinations. Other unknown or unpredictable factors could affect future operations and/or cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements should therefore be construed in the light of such factors.

Each forward-looking statement speaks only as of the date of this Offer Document. Neither Ctrip nor Skyscanner, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this Offer Document will actually occur. All forward-looking statements contained in this Offer Document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Readers are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with their legal or regulatory obligations, neither Ctrip nor Skyscanner is under or undertakes any obligation, and each of the foregoing expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PART VII

FINANCIAL INFORMATION RELATING TO SKYSCANNER

The documents referred to below (which contain financial information in respect of the Skyscanner Group) have been filed at Companies House in the UK and are incorporated into the Offer by reference.

Document	Companies House reference
Skyscanner Holdings Limited annual report and consolidated financial statements for the year ended 31 December 2015	S56BLH5K

Skyscanner Holdings Limited annual report and consolidated financial statements for the year ended 31 December 2014	S46WEEGB

Skyscanner Holdings Limited annual report and consolidated financial statements for the year ended 31 December 2013	S39HTOA2

PART VIII

ADDITIONAL INFORMATION

1.                   Directors

1.1. The Ctrip Directors and their respective positions are set out below:

Name	Position

James Jianzhang Liang	Executive Chairman of the Board

Min Fan	Vice Chairman of the Board and President

Jane Jie Sun	Director and Chief Executive Officer

Gabriel Li	Vice Chairman of the Board, Independent Director

JP Gan	Independent Director

Neil Nanpeng Shen	Independent Director

Qi Ji	Independent Director

Robin Yanhong Li	Director

Tony Yip	Director

The registered office of Ctrip is the offices of Maples Corporate Services Limited, P.O Box 309, Ugland House, Grand Cayman, KY1-1104 and the principal executive office address of Ctrip is 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China.

1.2. The Skyscanner Directors and their respective positions are as follows:

Name	Position

Gareth Williams	Director

Barry Smith	Director

Julian Pancholi	Director

Calum Paterson	Director

Sir Michael Moritz	Director

Mark Logan	Director

The registered office of Skyscanner is the offices Suite 7-001, 1 Fore Street, London, EC2Y 5EJ.

2.                   United Kingdom Taxation — UK Holders only

THE CONTENTS OF THIS PART ARE NOT TO BE CONSTRUED AS TAX ADVICE IN RESPECT OF THE IMPACT OF THE OFFER OR OTHERWISE. EACH HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR FOR TAX ADVICE.

The following statements do not constitute legal or tax advice and are intended only as a general guide to the principal UK tax consequences of the making a Section 431 Election (as defined below) in connection with the Offer. The statements are based on current UK tax law as applied in England and Wales and H.M. Revenue & Customs (“HMRC”) published practice as at the date of this document and such provisions may be repealed, revoked or modified, possibly with retrospective effect, so as to result in UK tax consequences different from those described below. These statements are not intended to be exhaustive and do not purport to be a complete analysis of all UK tax considerations relating to the Offer. The statements below relate only to Holders who are and will be the absolute beneficial owners of his or her Shares and/or Options and who are resident and resident and domiciled in the United Kingdom for UK tax purposes (and any reference to “UK Holders” below should be construed accordingly).

By signing the Form of Acceptance, UK Holders agree to enter into (if requested to do so by Skyscanner) a joint tax election with your employer under section 431(1) of Chapter 2 of Part 7, Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in respect of (where applicable) (a) the Option Sale Shares and/or (b) the Loan Notes (a “Section 431 Election”).

A Section 431 election is a joint election entered into by you and your employer whereby you elect to pay income tax on the unrestricted market value (i.e. the value assuming no restrictions apply) of (i) if you are an Optionholder, the Option Sale Shares you acquire on exercise of your Option and/or (b) the Loan Notes acquired on the sale of your Shares.  If a Section 431 Election is entered into, income tax is payable by you on the difference between the unrestricted market value of (a) the Option Sale Shares and/or (b) the Loan Notes and price you are deemed to have paid for tax purposes.

If you are an Optionholder and you hold Options which are qualifying options for the purposes of Schedule 5 of ITEPA, you will be deemed to have entered into a Section 431 Election in respect of your Option Sale Shares as your Options were granted at a price which represented at least the market value.

If you are Optionholder and you hold Options which are (in whole or in part) unapproved share options, by entering into a Section 431 Election you agree to pay income tax on the difference between the unrestricted market value and the actual market value of your Option Sale Shares. As your Option will be exercised conditional upon and immediately before the Offer is declared or becomes wholly unconditional, it is likely that the unrestricted market value and the actual market value will be the consideration received for your Option Sale Shares and therefore there ought not to be a tax consequence of entering into the Section 431 Election.

If you are receiving Loan Notes by way of consideration for the sale of your Shares, by entering into Section 431 Election, you agree to pay income tax on any difference between the unrestricted market value of the Loan Notes and the value of the Shares which you are deemed to have sold in exchange for the Loan Notes.

If a Section 431 Election is not entered into, when the Option Sale Shares and/or Loan Notes are sold, redeemed or otherwise disposed of (as the case may be) or, if earlier, when any restrictions (such as transfer restrictions) are lifted, part of the increase in value may be subject to income tax under the restricted securities regime. By entering into a Section 431 Election any future gain in value or proceeds received in relation to the Option Sale Shares and/or the Loan Notes should be subject to capital gains tax (at a maximum rate of 20%) rather than the income tax regime.

3.                   Other Information

Save as disclosed in this document:

(a)                                          there is no agreement, arrangement or understanding by which any Shares to be acquired by Ctrip in pursuance of the Offer will be transferred to any other person; and

(b)                                        the Skyscanner Directors are not aware of any significant adverse change in the financial or trading position of Skyscanner since 31 December 2015 (the date to which the most recent annual results of Skyscanner were made up).

4.                   Documents on display

Copies of the following documents will be available free of charge, for inspection at the head office of Skyscanner until the Closing Date:

(a)                                 this document;

(b)                                 the memorandum and articles of association of Skyscanner; and

(c)                                  Skyscanner Holdings Limited annual reports and consolidated financial statements for the years ended 31 December 2013, 31 December 2014 and 31 December 2015.

PART  IX

DEFINITIONS

The following definitions apply throughout this Offer Document unless the context requires otherwise:

“2006 Act”	means the Companies Act 2006;

“Accumulation Period”	has the meaning given to such term in the SIP Rules;

“Acquisition”	means the proposed acquisition of substantially all of the issued share capital in Skyscanner by Ctrip;

“Articles”	means the articles of association of Skyscanner in force as at the date of this Offer Document;

“Business Day”

means any day (other than a Saturday, Sunday or public holiday in England, Scotland or the PRC) on which clearing banks in the City of London, Edinburgh and Shanghai are open for the transaction of normal sterling banking business;

“C1 Shares”	has the meaning given in the Articles;

“C2 Shares”	has the meaning given in the Articles;

“C3 Shares”	has the meaning given in the Articles;

“C4 Shares”	has the meaning given in the Articles;

“C6 Shares”	has the meaning given in the Articles;

“C7 Shares”	has the meaning given in the Articles;

“C8 Shares”	has the meaning given in the Articles;

“C9 Shares”	has the meaning given in the Articles;

“C10 Shares”	has the meaning given in the Articles;

“Cash Consideration”	means the cash sum payable by Ctrip to Holders in respect of the Offer, the amount of which shall be set out for each Holder in their Form of Acceptance;

“Closing Date”

means:

(a)                                 the date which is the fifth Business Day after the date on which the Condition is satisfied (or waived); or

(b)                                 such later date as the Sellers’ Representatives and Ctrip may agree in writing (each acting reasonably);

“Condition”	means the condition set out in paragraph 2 of Part IV of this Offer Document;

“Conditional Subscription Agreement”	means an agreement between the holder of a right to acquire Conditional Subscription Shares and Skyscanner;

“Conditional Subscription Shares”	means shares in the capital of Skyscanner in respect of which Skyscanner has previously granted to a person a conditional right to subscribe for those shares;

“Connected Person”	has the meaning attributed to it in section 839 of the Income and Corporation Taxes Act 1988;

“Consideration”	means the consideration offered by Ctrip to Holders in respect of the Offer (being Cash Consideration and Loan Notes in respect of UK Holders and Cash Consideration only in respect of Non-UK Holders);

“Ctrip”

means Ctrip.com International, Ltd., a company incorporated in the Cayman Islands as an exempted company with limited liability under the Companies Law of the Cayman Islands and having its principal executive office address at 968 Jin Zhong Road, Shanghai 200335, People’s Republic of China and “Ctrip Group” shall be construed as Ctrip and its subsidiary undertakings immediately prior to the Offer being made;

“Ctrip Directors”	means the members of the board of directors of Ctrip;

“Ctrip Shares”	means the ordinary shares of US$0.01 of Ctrip;

“Deferred Shares”	means deferred shares of 0.01 pence each in the capital of Skyscanner, having the rights set out in the new articles of association of Skyscanner to be adopted pursuant to the Resolutions;

“Dividend Payment”

means any dividend, return of capital (whether by way of reduction of share capital, repurchase or redemption (or otherwise) or any other distribution in respect of any Share which has been declared, made or paid by Skyscanner or which has a record date, in each case, on or after the date of this Offer Document;

“EBITDA”

means earnings before interest, taxation, depreciation and amortisation of the Skyscanner Group (for the avoidance of doubt, and subject to the below, as comprised as at Completion (as defined in the Share Purchase Agreement)) for the LTM as disclosed in or by the relevant Management Accounts, but excluding any:

(a)                                 share based payment charge taken to the profit and loss account of the Skyscanner Group associated with employee equity schemes; and

(b)                                 revenue and income resulting from any company or business acquired after Completion (as defined in the Share Purchase Agreement) unless such acquisition has been approved by the Board of Directors of Skyscanner from time to time;

“EMI Rules”	means the rules of the EMI Scheme;

“EMI Scheme”	means the Skyscanner Holdings Limited Enterprise Management Incentive Scheme;

“Encumbrance”	means any encumbrance, lien, pledge, charge (fixed or floating), mortgage, third party claim, debenture, option, right of pre-emption, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or other security interests of any kind, including retention arrangements or other encumbrances of any nature whatsoever and any agreement to create any of the foregoing;

“Form of Acceptance”	means the personalised form of acceptance and authority, issued in connection with the Offer and accompanying this Offer Document;

“Full Title Guarantee”	means the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

“Holder”	means a Shareholder and/or Optionholder and/or a person having rights to subscribe for Conditional Subscription Shares;

“Institutional and Certain Other Shareholders”	means SEP III and certain other shareholders in Skyscanner, defined as “Institutional and Other Non Management Sellers” in the Share Purchase Agreement;

“Loan Note Instrument”	means the loan note instrument pursuant to which Ctrip will create the Loan Notes;

“Loan Notes”	means unsecured zero coupon redeemable loan notes to be issued by Ctrip;

“Longstop Date”	means 23 February 2017, or such later date as the Sellers’ Representatives and Ctrip may agree in writing;

“LTM”

means the last 12 months covered by relevant Management Accounts (which, for the avoidance of doubt, may require two sets of Management Accounts to be aggregated in order to show a position for the relevant 12 month period);

“Management Accounts”	means the monthly management accounts of the Skyscanner Group, prepared on a basis consistent with Relevant Accounting Standards;

“Management Shareholders”	means Gareth Williams and certain other members of the management team of Skyscanner defined as “Management Sellers” in the Share Purchase Agreement;

“NASDAQ”	means the NASDAQ Stock Exchange;

“Non-UK Holder”	means a Holder who is not a UK Holder;

“Noteholder”	means a holder of Loan Notes;

“Offer”

means the recommended offer made by Ctrip to relevant recipients of this Offer Document to acquire the issued (and to be issued) Shares, Conditional Subscription Shares and Option Sale Shares to which this Offer Document relates, subject to the terms and conditions set out in this Offer Document and in the Form of Acceptance;

“Offer Document”	means this document;

“Option”	means a share option over any shares in the capital of Skyscanner or any of its subsidiary undertakings granted by Skyscanner under the EMI Scheme;

“Optionholder”	means holders of the Options;

“Option Sale Shares”	means the Shares (if any) to be issued to Optionholders following the exercise of the Options;

“Ordinary Shares”	means the ordinary shares of £1.00 each in the capital of Skyscanner;

“Permitted Deduction”

means an amount equal to the aggregate of:

(a)                                 any amount payable to Skyscanner for the purposes of receiving Option Sale Shares or Conditional Subscription Shares which are to be transferred to Ctrip under the Offer, including any amounts payable on the exercise of a Holder’s Option or right to acquire Conditional Subscription Shares; and

(b)                                 income tax, social security contributions or any other tax or charge which is a Holder’s liability but which Skyscanner (or any member of the Skyscanner Group) is liable to account on behalf of a Holder in connection with the Offer and of any withholding required to be made by law in connection with the Offer, including in relation to the exercise of a Holder’s Option or right to acquire Conditional Subscription Shares;

“PRC”	means the People’s Republic of China (excluding, for the purposes of this Offer Document, the Hong Kong and Macau Special Administrative Regions and Taiwan);

“Relevant Accounting Standards”

means the practice of preparing accounts in compliance with all applicable laws and accounting conventions, principles and practices generally accepted in the UK required to be used in the preparation of accounts, which accounts are intended to show a fair presentation, as required by International Accounting Standards as approved by the European Union whereby the accounting treatment is specified in International Financial Reporting Standards, International Accounting Standards and IFRIC Draft Interpretations;

“Resolutions”

means written resolutions approving inter alia (i) the re-designation of the entire issued share capital of Skyscanner to ordinary shares of 0.01 pence each and Deferred Shares and (ii) the adoption of new articles of association of Skyscanner;

“SEC”	means the United States Securities and Exchange Commission;

“Sellers’ Representatives”	means the persons nominated from time to time as the representatives of the Holders as a whole, at the date of this Offer Document being Carolyn Jameson and Colin McLellan of c/o Skyscanner Holdings Limited, Quartermile One, 15 Lauriston Place, Edinburgh EH3 9EN, United Kingdom;

“Shareholders”	means holders of Shares;

“Share Purchase Agreement”

means the share purchase agreement on or about the date hereof among Ctrip, the Management Shareholders and the Institutional and Certain Other Shareholders relating to certain shares in the capital of Skyscanner;

“Shares”

means the issued and fully paid shares of all classes in the capital of Skyscanner (including any further such shares which are unconditionally allotted or issued and fully paid after the date of the Offer but prior to the Closing Date, and in particular but without limitation Option Sale Shares and Conditional Subscription Shares which are issued pursuant to the exercise of the relevant option and/or subscription rights) which as at the Closing Date are held by persons to whom this Offer is made (and, for the avoidance of doubt, shall include any shares into which any of the foregoing shares are re-designated pursuant to the Resolutions);

“SIP”	means the Skyscanner Holdings Limited Share Incentive Plan;

“SIP Equivalent”

means the share incentive plans made available to the SIP Equivalent Participants which permit the SIP Equivalent Participants to (i) subscribe for SIP Shares and (ii) be allotted matching SIP Shares for nil consideration;

“SIP Equivalent Participants”	means those employees based in the U.S., Singapore, Spain and China who participants in the SIP Equivalent;

“SIP Participants”	means those employees who participate in the SIP;

“SIP Rules”	means the trust deed and rules of the Skyscanner Holdings Limited Share Incentive Plan;

“SIP Share”	means a SIP share of £0.01 each in the capital of Skyscanner and being fully paid up and non-redeemable and having the rights, and being subject to the restrictions, set out in the Articles;

“Skyscanner”	means Skyscanner Holdings Limited whose registered office is at Suite 7-001, 1 Fore Street, London, EC2Y 5EJ, United Kingdom;

“Skyscanner Board”	means the board of directors of Skyscanner whose names are set out in Part I of this Offer Document;

“Skyscanner Directors”	means the members of the board of directors of Skyscanner;

“Skyscanner Group”	means Skyscanner and its subsidiary undertakings;

“Subsidiary”	means, in relation to any company or corporation, a subsidiary within the meaning of section 1159 of the 2006 Act;

“subsidiary undertakings”	means a subsidiary undertaking within the meaning ascribed to such expression by section 1161 of the 2006 Act (as the context shall admit or require);

“Top-up Contributions”	shall have the meaning ascribed to it in paragraph 10 of Part II of this Offer Document;

“UK” or “United Kingdom”	means the United Kingdom of Great Britain and Northern Ireland;

“UK Holder”	means a Holder who is a resident in the UK;

“United States” or “U.S.”	means the United States of America;

“U.S. Holder”	means a Holder who is a U.S. Person;

“U.S. Person”	means a U.S. person as defined in Rule 902(k) of Regulation S under the U.S. Securities Act, and includes any natural person resident in the United States; and

“U.S. Securities Act”	means the U.S. Securities Act of 1933, as amended.